SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

_____________________

Date of report: January 30, 2009
(Date of earliest event reported)

INCENTRA SOLUTIONS, INC.
(Exact name of Registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

333-16031	86-0793960
(Commission File No.)	(I.R.S. Employer Identification No.)

1140 Pearl Street
Boulder, Colorado 80302
(Address of principal executive offices; zip code)

(303) 449-8279
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see  General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13-4(e) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Incentra Solutions , Inc. (“Incentra” or the “Company”) has been in discussions with its secured lenders, a group of investment funds managed by Valens Capital Management, LLC and Laurus Capital Management, LLC (the “Existing Lenders”), regarding certain defaults or prospective defaults by the Company under its existing loan agreements.  As a result of such discussions, as of February 4, 2009, the Company and its subsidiaries (collectively, the “Sellers”) entered into an Asset Purchase Agreement with the Existing Lenders or their affiliates or nominees (the “Purchasers”) under which the Sellers have agreed, subject to the conditions set forth in such agreement, to sell all or substantially all of their assets used in connection with their business to the Purchasers (or their nominee) in a sale conducted under Bankruptcy Court supervision.  As required by the Bankruptcy Code, the sale of the assets to the Purchasers will be subject to overbidding by any other prospective purchasers.

The assets to be acquired under the Asset Purchase Agreement are expected to include all of the Sellers’ business facilities, as well as leasehold improvements, tangible personal property, intangible property, leases and contracts, accounts receivable, inventory and business records.  The consideration to be paid for the purchased assets, subject to certain adjustments, is expected to consist of (a) a credit bid by the Purchasers of the aggregate principal, accrued interest, and fees, costs, and other outstanding charges owed by the Company, (b) the amounts necessary to cure, up to a certain limitation, pre-bankruptcy monetary defaults under certain contracts, and (c) assumption of certain liabilities.  The sale of assets is subject to a number of conditions, including Bankruptcy Court approval.  In addition, the Purchasers are entitled to terminate the Asset Purchase Agreement upon the occurrence of certain events or defaults by the Sellers.

Also as part of its discussions with the Purchasers, and to ensure uninterrupted operations of the business during the bankruptcy, as of February 4, 2009 the Sellers entered into a debtor-in-possession financing arrangement (the “DIP Facility”) with the Existing Lenders under which the Company may borrow  funds to finance operations during its Chapter 11 proceedings.  Indebtedness incurred under the DIP Facility accrues interest at the fixed annual rate of 15%, matures on the earlier of (a) the closing of the sale of assets or (b) April 3, 2009, and is secured by substantially all of the assets of the Sellers and by a pledge of the capital stock of the Company’s subsidiaries.  The DIP Facility is subject to a number of conditions, including Bankruptcy Court approval.  In addition, the DIP Lenders are entitled to terminate the DIP Facility upon the occurrence of certain events or defaults by the Sellers.

Item 1.03	Bankruptcy or Receivership

On  February 4, 2009, Incentra and all of its subsidiaries (collectively, the “Debtors”), filed voluntary petitions (the “Chapter 11 Petitions”) for relief under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).  The Chapter 11 Petitions are being jointly administered under Case No. 09-10368.  The Debtors will continue to operate their businesses as ”debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy court.

Item 2.04	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

On January 30, 2009 the Company received a notice of default from LV Adminstrative Services, Inc. as agent for the Existing Lenders.  The notice was given under section 19(g), 19(i) and 19(j) of the Security Agreement dated February 6, 2006 (previously filed as exhibit 10.1) and Section 2.1(d) of the Term Note dated July 31, 2007 (previously filed as exhibit 10.67).  The notice is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

In addition, the filing of the Chapter 11 Petitions described in Item 1.03 above constitutes or may constitute an event of default or otherwise triggers or may trigger repayment obligations under the express terms of certain instruments and agreements relating to direct financial obligations of the Debtors (the “Debt Documents”).  As a result, all obligations under the Debt Documents would, by the terms of the Debt Documents, have or may become due and payable.  The Debtors believe that any efforts to enforce such payment obligations against the Debtors under the Debt Documents are stayed as a result of the filing of the Chapter 11 Petitions in the Bankruptcy Court.  The material Debt Documents, and the approximate principal amount of debt currently outstanding thereunder, are as follows:

Security Agreement dated February 6, 2006 due February 6, 2010 with Laurus Master Fund Ltd. and/or its assigns which has a principal balance outstanding of $13.8 million

Term Note dated July 31, 2007 with a maturity date of   July 30, 2010 with Calliope Capital Corporation and/or its assigns which has a principal balance outstanding of $10 million

Convertible Promissory Note  with a maturity date of   August 14, 2010 with Paul Chopra which has a principal balance outstanding of $471,000.

Item 8.01	Other Events

On February 4, 2009, Incentra issued a press release relating to the foregoing, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(c)       Exhibits.

Number	Documents

99.1	Press Release dated February 4, 2009

99.2	Notice of Default Letter dated January 30, 2009 from LV Adminstrative Services as Agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Incentra Solutions, Inc.

Date: February 4, 2009	By:	/s/ Anthony Di Paolo
Anthony Di Paolo
Chief Financial Officer